FOR IMMEDIATE RELEASE

Prologis Reports Third Quarter 2020 Earnings Results

SAN FRANCISCO (October 20, 2020) – Prologis, Inc. (NYSE: PLD), the global leader in logistics real estate, reported results for the third quarter of 2020.

Net earnings per diluted share was $0.40 for the quarter compared with $0.71 for the third quarter of 2019. Core funds from operations* was $0.90 per diluted share, compared with $0.97 for the same period in 2019. Excluding net promote income, Core FFO was $0.92 in 2020 compared with $0.79 in 2019.

“Activity in our portfolio is robust and broadening – a reflection of increased demand in the quarter across multiple sectors, the adoption of e-commerce and the need for higher levels of inventory,” said Hamid R. Moghadam, chairman and CEO, Prologis. “We remain focused on addressing customer pain points through our investments in data, labor solutions, technology and innovation.”

OPERATING PERFORMANCE

Owned & Managed	3Q20	Notes
Period End Occupancy	95.6%
Leases Commenced	48.8MSF	41.7MSF operating portfolio and 7.1MSF development portfolio.
Retention	72.8%	Down 810bps from 2Q 2020

Prologis Share	3Q20	Notes
Net Effective Rent Change	25.9%	Led by U.S. at 30.7%
Cash Rent Change	11.7%
Cash Same Store NOI*	2.2%	Impacted by 110bps of lower average occupancy and 35bps of bad debt

DEPLOYMENT ACTIVITY

Prologis Share	3Q20
Building Acquisitions	$195M
Weighted avg stabilized cap rate	4.3%
Development Stabilizations	$554M
Estimated weighted avg yield	6.6%
Estimated weighted avg margin	47.0%
Estimated value creation	$260M
Development Starts	$392M
Estimated weighted avg margin	31.4%
Estimated value creation	$123M
% Build-to-suit	87.5%
Total Dispositions and Contributions	$578M
Weighted avg stabilized cap rate (excluding land and other real estate)	4.5%

BALANCE SHEET & LIQUIDITY

During the quarter, Prologis and its co-investment ventures completed $2.4 billion of debt refinancing at a weighted average rate of 1.4 percent and a weighted average term of 12 years. This activity includes a $750 million green bond issued at 1.25% in August.

Debt as a percentage of total market capitalization was 19.2 percent and the company’s weighted average rate on its share of total debt was 2.1 percent with a weighted average remaining term of 9.9 years. At September 30, the company’s unconsolidated co-investment ventures had liquidity of approximately $2.6 billion and a loan-to-value ratio of approximately 21 percent. The combined investment capacity of Prologis and its open-ended vehicles, at levels in line with their current credit ratings, is $13 billion.

2020 GUIDANCE

“Our outlook continues to improve based on results, leasing, and lower credit losses,” said Thomas S. Olinger, chief financial officer, Prologis. “Year-over-year Core FFO growth is sector leading at 13.7% at the midpoint, excluding promotes, while keeping leverage flat. Additionally, we continue to maintain significant dividend coverage of 1.6x and expect 2020 free cash flow after dividends of $1.1 billion.”

2020 GUIDANCE	January 2020	July 2020	Current
Earnings (per diluted share)
Net Earnings	$1.98 to $2.13	$2.06 to $2.18	$2.20 to $2.24
Core FFO*	$3.67 to $3.75	$3.70 to $3.75	$3.76 to $3.78

Operations

Year-end occupancy	96.0% to 97.0%	95.0% to 96.0%	95.25% to 95.75%
Cash Same Store NOI* - Prologis share	4.25% to 5.25%	2.5% to 3.5%	2.75% to 3.25%[1]

Capital Deployment – Prologis Share (in millions)

Development stabilizations	$2,200 to $2,500	$1,900 to $2,200	$2,300 to $2,500
Development starts	$2,000 to $2,400	$800 to $1,200	$1,600 to $2,000
Building acquisitions	$500 to $700	$500 to $600	$700 to $800
Building contributions	$600 to $900	$700 to $900	$1,100 to $1,200
Building and land dispositions	$1,300 to $1,500	$500 to $800	$900 to $1,100
Realized development gains	$300 to $400	$300 to $400	$425 to $475
Net proceeds (Uses)	($600) to ($700)	($100)	($300) to ($500)

Strategic Capital (in millions)

Strategic capital revenue, excl promote revenue	$350 to $360	$360 to $370	$380 to $385
Net promote income, incl in Core FFO* range	$115	$150	$158

G&A (in millions)

General & administrative expenses	$275 to $285	$265 to $275	$280 to $285

1.	At the midpoint, this includes approximately 50 basis points of bad debt expense.

*	This is a non-GAAP financial measure. See the Notes and Definitions in our supplemental information for further explanation and a reconciliation to the most directly comparable GAAP measure.

The earnings guidance described above includes potential gains recognized from real estate transactions but excludes any future or potential foreign currency or derivative gains or losses as our guidance assumes constant foreign currency rates. In reconciling from net earnings to Core FFO*, Prologis makes certain adjustments, including but not limited to real estate depreciation and amortization expense, gains (losses) recognized from real estate transactions and early extinguishment of debt, impairment charges, deferred taxes and unrealized gains or losses on foreign currency or derivative activity. The difference between the company's Core FFO* and net earnings guidance for 2020 relates predominantly to these items. Please refer to our third quarter Supplemental Information, which is available on our Investor Relations website at http://ir.prologis.com and on the SEC’s website at www.sec.gov for a definition of Core FFO* and other non-GAAP measures used by Prologis, along with reconciliations of these items to the closest GAAP measure for our results and guidance.

October 20, 2020, CALL DETAILS
The call will take place on Tuesday, October 20, 2020, at 9:00 a.m. PT/12:00 p.m. ET. To access a live broadcast of the call, please dial +1 (833) 968-2252 (toll-free from the United States and Canada) or +1 (778) 560-2807 (from all other countries) and enter conference code 9259615. A live webcast can be accessed from the Investor Relations section of www.prologis.com.

ABOUT PROLOGIS
Prologis, Inc. is the global leader in logistics real estate with a focus on high-barrier, high growth markets. As of September 30, 2020, the company owned or had investments in, on a wholly owned basis or through co-investment ventures, properties and development projects expected to total approximately 976 million square feet (91 million square meters) in 19 countries. Prologis leases modern logistics facilities to a diverse base of approximately 5,500 customers principally across two major categories: business-to-business and retail/online fulfillment.

FORWARD-LOOKING STATEMENTS

The statements in this document that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate as well as management's beliefs and assumptions. Such statements involve uncertainties that could significantly impact our financial results. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," and "estimates," including variations of such words and similar expressions, are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to rent and occupancy growth, development activity, contribution and disposition activity, general conditions in the geographic areas where we operate, our debt, capital structure and financial position, our ability to form new co-investment ventures and the availability of capital in existing or new co-investment ventures — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) national, international, regional and local economic and political climates; (ii) changes in global financial markets, interest rates and foreign currency exchange rates; (iii) increased or unanticipated competition for our properties; (iv) risks associated with acquisitions, dispositions and development of properties; (v) maintenance of real estate investment trust status, tax structuring and changes in income tax laws and rates; (vi) availability of financing and capital, the levels of debt that we maintain and our credit ratings; (vii) risks related to our investments in our co-investment ventures, including our ability to establish new co-investment ventures; (viii) risks of doing business internationally, including currency risks; (ix) environmental uncertainties, including risks of natural disasters; (x) risk related to the current coronavirus pandemic, and (xi) those additional factors discussed in reports filed with the Securities and Exchange Commission by us under the heading "Risk Factors." We undertake no duty to update any forward-looking statements appearing in this document except as may be required by law.

CONTACTS

Investors: Tracy Ward, +1 415 733 9565, tward@prologis.com, San Francisco

Media: Melissa Sachs, +1 415 733 9597, msachs@prologis.com, San Francisco